Exhibit 10.8

The table below summarizes the annualized salaries of Horace Mann Educators Corporation’s (the Company) Chief Executive Officer, the Chief Financial Officer and the other three highest compensated Executive Officers, as defined in the Company’s Proxy Statement for the 2025 Annual Meeting of Shareholders (collectively the Named Executive Officers). These salaries may be changed at any time at the discretion of the Compensation Committee and/or Board of Directors of the Company. These are base salaries and do not include short-term and long-term incentive compensation amounts, the Company’s contributions to defined contribution plans and the Company’s contribution to other employee benefit programs on behalf of these individuals.

Named Executive Officer	Annualized Salary
Marita Zuraitis President and Chief Executive Officer	$1,040,000
Ryan Greenier Executive Vice President and Chief Financial Officer	$400,000
Bret A. Conklin Executive Vice President, Finance Transformation	$545,000
Stephen J. McAnena Executive Vice President and Chief Operating Officer	$575,000
Matthew P. Sharpe Executive Vice President, Corporate Strategy(1)	$525,000
Don M. Carley Executive Vice President, General Counsel and Corporate Secretary	$450,000
(1) Matthew P. Sharpe, Executive Vice President. Corporate Strategy retired from the Company effective March 15, 2025

Last revision date: April 1, 2025